EXHIBIT 99.2

Virchow, Krause & Company, LLP
30200 Telegraph Road, Suite 100
Bingham Farms, MI 48025
Telephone (248) 540-6600

Report of Independent Accountants on Compliance with
Specified Retail Receivable Servicing Standards

To the Board of Directors of VW Credit, Inc. and
JPMorgan Chase Bank, Indenture Trustee:

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-2, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated October 29, 2003

We have examined management’s assertion about VW Credit Inc.’s (the “Company”) compliance with the applicable servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit II). Management is responsible for the Company’s compliance with those specified servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

/s/Virchow Krause and Company, LLP

Virchow, Krause & Company, LLP
February 25, 2005
Bingham Farms, Michigan

3800 Hamlin Road
Auburn Hills, MI 48326

Exhibit II
Management’s Assertion Concerning Compliance with
Specified Retail Receivable Servicing Standards

February 25, 2005

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-2, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated October 29, 2003

Ladies and Gentlemen:

As of and for the year ended December 31, 2004, VW Credit, Inc. and its subsidiaries (the “Company”) have complied in all material respects with the applicable specified servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

/s/ Kevin Kelly
Kevin Kelly,
President, VW Credit, Inc.

/s/ Bruce Harris
Bruce Harris,
Chief Financial Officer, VW Credit, Inc.

/s/ Dennis Tack
Dennis Tack
Controller, VW Credit, Inc.

Exhibit I
Specified Retail Receivable Servicing Standards

Advances

Funds of the servicing entity shall be advanced in accordance with the Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2003-2, as Issuer, Volkswagen Public Auto Securitization, LLC as Seller, and VW Credit, Inc., as Servicer, dated October 29, 2003.

Loan Finance Receivable Payments

•	Retail finance receivable payments shall be deposited into the servicer’s bank account within two business days of receipt.

•	Retail finance receivable payments shall be made in accordance with the borrower’s loan documents, shall be posted to the applicable borrower’s records within two business days of receipt.

•	Retail finance receivables payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the borrower’s loan documents.

•	Retail finance receivables payments identified as loan payoffs shall be allocated in accordance with the borrower’s loan documents.

Disbursements

•	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

•	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

Investor Accounting and Reporting

•	The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance serviced by the servicing entity.

Delinquencies

•	Servicer should maintain records that document collection efforts during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and rescheduling plan in cases where delinquency is deemed temporary (e.g. illness or unemployment).